Exhibit 99.1

Essex Announces Fourth Quarter 2014 Results and 2015 Guidance
Same-Property NOI Grows 10% in the Fourth Quarter

Palo Alto, California—February 4, 2015—Essex Property Trust, Inc. (NYSE:ESS) announced today its fourth quarter 2014 earnings results and related business activities.

Funds from Operations (“FFO”) and Net Income per diluted share for the quarter and year ended December 31, 2014 are detailed below.  FFO and Net Income for the quarter and year ended December 31, 2014 include $7.1 million and $53.5 million in merger and integration related expenses, respectively. Core FFO excludes merger and integration expenses, acquisition costs and non-routine items such as cyber-intrusion expenses.

	Three Months Ended December 31,		%	Year Ended December 31,		%
	2014	2013	Change	2014	2013	Change
Per Diluted Share
Total FFO	$2.29	$1.80	27.6%	$7.89	$7.59	4.0%
Core FFO	$2.24	$1.94	15.1%	$8.54	$7.60	12.4%
Earnings per Share	$0.63	$0.85	-25.9%	$2.06	$4.04	-49.0%

Fourth Quarter Highlights:

•	Grew Core FFO per diluted share by 15.1% compared to Q4 2013 and 12.4% for the full year, which exceeded the high end of the Company’s initial guidance range.
•	Increased same-property gross revenues and net operating income (“NOI”) by 7.7% and 10.0%, respectively, compared to Q4 2013.
•	Realized a sequential increase in same-property revenue growth of 1.9%.
•	Acquired a 50% interest in one community in the fourth quarter for a contract price of $180 million. For the full year, the Company acquired seven communities for a total contract price of $641 million.
•	Liquidated Essex Apartment Value Fund II and recognized promote income of $5.7 million in Q4 2014 and $9.5 million for the full year which has been excluded from Core FFO.

“The fourth quarter culminated a year of exceptional accomplishment at Essex.  We achieved the highest level of same-property revenue growth in fourteen years, leading to 12.4% Core FFO per diluted share growth, supplemented by accretive investments and substantial progress integrating BRE into the Essex platform. In 2015, we expect to benefit from the momentum of robust fundamentals in our coastal California and Washington markets, while realizing synergies from the first phase of the BRE integration and the continued delivery of our development pipeline, leading to another year of strong performance,” commented Michael Schall, President and Chief Executive Officer of the Company.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-Property Operations

Essex same-property operating results exclude properties that are not comparable for the periods presented, including all properties acquired in the merger with BRE. The table below illustrates the percentage change in same-property gross revenues for the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013, and the sequential percentage change for the quarter ended December 31, 2014 versus the quarter ended September 30, 2014 by submarket for the Company:

	Q4 2014 vs. Q4 2013	Q4 2014 vs. Q3 2014	% of Total
	Gross Revenues	Gross Revenues	Q4 2014 Revenues
Southern California
Los Angeles County	5.6%	1.6%	16.9%
Ventura County	5.2%	1.0%	8.7%
Orange County	6.5%	1.7%	11.2%
San Diego County	6.6%	1.4%	5.6%
Other Southern California	8.0%	9.5%	1.8%
Total Southern California	6.0%	1.8%	44.2%
Northern California
Santa Clara County	10.0%	2.3%	18.8%
Contra Costa County	9.9%	1.5%	6.5%
Alameda County	11.6%	3.3%	6.0%
Other Northern California	9.7%	2.1%	5.4%
Total Northern California	10.2%	2.3%	36.7%
Seattle Metro	7.2%	1.5%	19.1%
Same-Property Portfolio	7.7%	1.9%	100.0%

	Year Over Year Growth
	Q4 2014 compared to Q4 2013
	Gross Revenues	Operating Expenses	NOI
Southern California	6.0%	1.5%	8.1%
Northern California	10.2%	-1.2%	15.1%
Seattle Metro	7.2%	12.3%	4.8%
Same-Property Portfolio	7.7%	2.7%	10.0%

	Sequential Growth
	Q4 2014 compared to Q3 2014
	Gross Revenues	Operating Expenses	NOI
Southern California	1.8%	-3.7%	4.5%
Northern California	2.3%	-2.2%	4.1%
Seattle Metro	1.5%	4.8%	-0.1%
Same-Property Portfolio	1.9%	-1.5%	3.5%

	Financial Occupancies
	Quarter Ended
	12/31/2014	9/30/2014	12/31/2013
Southern California	96.4%	95.9%	96.3%
Northern California	96.3%	96.3%	96.1%
Seattle Metro	95.8%	95.5%	95.9%
Same-Property Portfolio	96.3%	95.9%	96.2%

Legacy BRE Same-Property Revenue

The table below represents the fourth quarter 2014 results for the legacy BRE portfolio acquired in the merger with BRE, excluding the 17 properties contributed to joint ventures, compared on a pro forma same-property basis to the results for the fourth quarter 2013 while owned by BRE. Certain re-classifications were made to make the results comparable. These properties will be eligible for inclusion in the Essex same-property portfolio beginning in April 2015.

	Q4 2014 vs. Q4 2013	Q4 2014 vs. Q3 2014	% of Total
	Gross Revenues	Gross Revenues	Q4 2014 Revenues
Southern California
Los Angeles County	3.0%	0.0%	15.5%
Orange County	5.0%	1.9%	18.8%
San Diego County	5.8%	0.7%	17.0%
Other Southern California	2.1%	1.2%	1.0%
Total Southern California	4.6%	0.9%	52.3%
Northern California
Santa Clara County	7.8%	0.9%	5.5%
Contra Costa County	7.8%	1.7%	4.4%
Alameda County	12.2%	3.0%	8.9%
Other Northern California	7.4%	0.4%	12.5%
Total Northern California	8.8%	1.4%	31.3%
Seattle Metro	6.8%	-0.2%	16.4%
Same-Property Portfolio	6.3%	0.9%	100.0%

The revenue growth differential between the BRE and ESS same property pool widened to 140 basis points in the fourth quarter primarily due to submarket weightings between the two portfolios and the Company’s strategic decision to temporarily suspend the BRE renovation program for evaluation.

Investment Activity

During the fourth quarter, the Company acquired a 50% interest in Palm Valley Apartments located in San Jose, CA for a $180 million contract price.  Please see the press release dated November 3, 2014 for additional details about the transaction.

Dispositions

During the quarter, Essex Apartment Value Fund II, L.P. ("Fund II") sold its remaining community for $23.5 million.  The total gain on the sale was $11.9 million.  The Company had a 28.2% ownership interest in Fund II and received promote income in the fourth quarter of $5.7 million which has been excluded from Core FFO.

In December, the Company sold Pinnacle Town Center located in Phoenix, AZ for total proceeds of $57.0 million. Total gain on the sale was $5.1 million, which has been excluded from the calculation of FFO.

In December, the Company sold a land parcel located adjacent to its Park Viridian property in Anaheim, CA for total proceeds of $23.8 million.  Total gain on the sale was $2.1 million, which has been excluded from the calculation of Core FFO.

Subsequent to the quarter end, the Company sold Pinnacle South Mountain located in Phoenix, AZ for total proceeds of $63.8 million.  With the sale of Pinnacle South Mountain, the Company has exited the Phoenix, AZ apartment market.

Development Activity

The table below represents the percentage of units leased for each community in lease-up as of February 3, 2015.

Project Name	Location	Total Units	ESS Ownership	% Leased as of 2/3/15
Wilshire La Brea	Los Angeles, CA	478	100%	97%
The Dylan	West Hollywood, CA	184	50%	95%
Radius	Redwood City, CA	264	100%	90%
Mosso (Phase I and II)	San Francisco, CA	463	55%	70%
MB 360 Phase I	San Francisco, CA	188	100%	47%
Park 20	San Mateo, CA	197	55%	32%
Emme	Emeryville, CA	190	55%	13%
Total/Average % Leased		1,964		70%

Other Investments

In October, the Company received cash of $101 million for its share of the redemption of the Wesco II preferred equity investment located in San Francisco, CA.  During the quarter, the Company received $5.3 million of income related to early redemption fees.  The redemption fees have been excluded from Core FFO.

In November, the Company originated a $19 million redeemable preferred equity investment in a multifamily development project located in San Jose, CA. The investment has a preferred return of 9%.

Liquidity and Balance Sheet

Common Stock
During the fourth quarter, the Company issued 409,051 shares of common stock at an average price of $204.83 for net proceeds of $83.2 million.  For 2014, the Company issued 2,964,315 shares of common stock at an average price of $181.56 for net proceeds of $534 million.  Subsequent to quarter end, the Company has issued 459,518 shares of common stock at an average price of $224.72 for net proceeds of $102.6 million.

Balance Sheet
In December, the Company repaid $125 million outstanding on its $350 million term loan.  Due to the early termination of this loan, the Company recorded a loss of $0.3 million of deferred amortization charges during the fourth quarter.

The Company extended its $1.0 billion line of credit for an additional year, maturing in December 2018. There was no change in the underlying interest rate which is LIBOR plus 95 basis points.

2015 Guidance Assumptions

Per Diluted Share	Range
Total FFO	$9.11 - $9.44
Core FFO	$9.25 - $9.55

U.S. Economic Assumptions
GDP Growth	2.8%
Job Growth	2.0%

Essex Markets Economic Assumptions
Job Growth	2.5%
Market Rent Growth	5.6%

Estimated Same-Property Portfolio Growth
	Full Year	Q4 ’15
	ESS	BRE	Combined (ESS and BRE)
Southern California	4.50% to 5.50%	4.50% to 5.50%	4.50% to 5.50%
Northern California	8.25% to 9.25%	7.50% to 8.50%	8.00% to 9.00%
Seattle Metro	5.75% to 6.75%	5.00% to 6.00%	5.70% to 6.70%
Gross Revenue Growth	6.25% to 7.25%	5.50% to 6.50%	6.00% to 7.00%

Operating Expense Growth	2.50% to 3.50%		2.50% to 3.50%

Net Operating Income (NOI) Growth	7.50% to 9.50%		7.00% to 9.00%

Investment Activity Assumptions
•	Acquisitions of $400-$600 million to be financed with proceeds from dispositions, joint venture capital, as well as match funding with a combination of debt and equity capital. Net acquisitions are expected to generate net accretion of $0.5 million over the cost of capital.
•	The Company expects to start three new developments in 2015. Total development spend of approximately $400 million and the Company’s pro rata share of the development spend is expected to be $285 million.
•	Redevelopment spending of $150 million which includes restarting the redevelopment program at several BRE properties.

For additional details regarding our 2015 assumptions, please see page S-13 of the Supplemental Financial Information.  For the first quarter of 2015, the Company has established a range for Core FFO per diluted share of $2.17 to $2.27.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, February 5, 2015 at 10 a.m. PT (1 p.m. ET), which will be broadcast live via the Internet at www.essex.com, and accessible via phone by dialing toll-free, (877) 407-0784, or toll/international, (201) 689-8560, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essex.com and select the fourth quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 13598664. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essex.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 238 apartment communities with an additional 12 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essex.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essex.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation
FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes merger, integration and acquisition costs and items that are not routine or not related to the Company’s core business activities, which is referred to as (“Core FFO”), to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and are not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the quarter and years ended December 31, 2014 and 2013:

	Three Month Ended December 31,		Year Ended December 31,
Funds from Operations (In thousands)	2014	2013	2014	2013
Net income available to common stockholders	$40,175	$31,874	$116,859	$150,811
Adjustments:
Depreciation and amortization	106,703	49,857	360,592	193,518
Gains not included in FFO, net of internal disposition costs	(8,399)	(16,564)	(50,064)	(67,975)
Depreciation add back from unconsolidated co-investments	10,915	4,405	33,975	15,748
Noncontrolling interest related to Operating Partnership units	1,469	1,901	4,911	8,938
Depreciation attributable to third party ownership	(335)	(328)	(1,331)	(1,309)
Funds from Operations	$150,528	$71,145	$464,942	$299,731
Merger and integration expenses	7,116	4,284	53,530	4,284
Cyber intrusion expenses	1,600	—	2,849	—
Acquisition and disposition costs	1,109	369	1,878	1,161
Gain on sale of marketable securities and note prepayment	—	92	(886)	(2,519)
Co-investment promote income	(5,736)	—	(10,640)	—
Gain on sale of land	(2,133)	—	(2,533)	(1,503)
Loss on early retirement of debt	268	1,146	268	300
Income from early redemption of preferred equity investments	(5,250)	—	(5,250)	(1,358)
Other non-core adjustments	(458)	—	(997)	—
Core Funds from Operations	$147,044	$77,036	$503,161	$300,096

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements on page 1 regarding 2015 being a year of strong performance; statements and estimates under the caption “2015 Guidance Assumptions” on pages 5 regarding (a) Total FFO and Core FFO in 2015 and the economic and market assumptions underlying such amounts, (b)  same-property revenue growth, gross income growth, operating expense growth, and NOI growth in 2015, (c) investment activity assumptions, including the projected amounts in 2015 of acquisitions, developments and redevelopments, and the net accretion generated by acquisitions and (d) Core FFO per diluted share in the first quarter of 2015;  and statements and estimates set forth under the captions “Development Pipeline—December 31, 2014” and “Redevelopment Pipeline and Capital Expenditures—December 31, 2014” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial projections and assumptions, including those regarding 2015 NOI, FFO and Core FFO, set forth in the columns “2015 Guidance Range” on page S-13 of the Company’s Supplemental Financial Information Package and the forecasts, set forth on page S-15 of the Company’s Supplemental Financial Information Package, of residential supply, jobs, and rent growth in various areas.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, unforeseen consequences from cyber-intrusion, unanticipated difficulties in integrating the businesses of Essex and BRE and realizing anticipated synergies, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-Q for the quarter ended September 30, 2014.

Contact Information
Barb Pak
Director of Investor Relations
(650) 494-3700
bpak@essex.com